EXHIBIT 10.3

INCENTIVE STOCK OPTION AGREEMENT

OPTION AGREEMENT dated as of the 4th day of January 2012, by and between Citizens & Northern Corporation (the "Corporation") and «name», an employee of the Corporation or of a subsidiary (the "Optionee").

Pursuant to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the "Plan"), as amended, the Compensation Committee of the Board of Directors (the "Committee") has determined that the Optionee is to be granted, on the terms and conditions set forth herein, an option (the "Option") to purchase shares of the Corporation's common stock and hereby grants such Option. It is intended that the Option qualify as an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

1.	Number of Shares and Option Price. The Option is to purchase «Options» shares of the Corporation's common stock (the "Option Shares") at a price (the "Option Price") of $18.54 per share, which is not less than the fair market value of the Option Shares of the date hereof as determined in accordance with the Plan rules.

2.	Period of Option and Conditions of Exercise.

a.	Period of Option. Unless the option is previously terminated pursuant to this Option Agreement, the term of the Option and of this Option Agreement shall commence on the date hereof (the "Date of Grant") and terminate upon the expiration of ten (10) years from the Date of Grant. Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

b.	Conditions of Exercise. The Option shall not be exercisable during the six months following the Date of Grant. Thereafter, subject to the following provisions of this paragraph and section 3 of this Agreement, the Option shall become exercisable as follows: one hundred percent (100%) of the shares optioned hereunder may be exercised, provided, however, that the Option may be exercised only to purchase whole shares, and in no case may a fraction of a share be purchased. The right of the Optionee to purchase shares with respect to which this Option has become exercisable as herein provided may be exercised in whole or in part at any time or from time to time, prior to the tenth anniversary of the Date of Grant.

3.	Termination of Employment.

a.	Except as provided in this Section 3, the Option may not be exercised after the holder thereof has ceased to be employed by the Corporation or a subsidiary thereof.

b.	If the Optionee ceases to be employed by the Corporation or a subsidiary thereof for any reason other than death, disability, or termination of employment by the Corporation or a subsidiary for cause, (as determined by the Committee), the Optionee or his or her legal representative may exercise the Option at any time within three (3) months after such cessation of employment to the extent that the Option was then and remains exercisable.

c.	If the Optionee ceases to be employed by the Corporation or a subsidiary thereof by reason of death or disability as defined by in Section 22(e)(3) of the Code, the Optionee or his or her legal representative may exercise the Option at any time within one year after such cessation of employment to the extent that that the Option was then and remains exercisable.

d.	Notwithstanding anything to the contrary in this Section 3, the option shall not be exercisable later than ten years from the Date of Grant.

e.	For the purposes of this agreement, “cessation of employment” or “ceases to be employed” will mean, in the case of termination of employment other than for cause, death or disability, the last day the Optionee actively performed his or her job for the Corporation or a subsidiary of the Corporation. In the event of the Optionee’s death,“cessation of employment” or “ceases to be employed” will mean the last day the employee actively performed work for the Corporation or a subsidiary of the Corporation. In the event of disability, as defined by in Section 22(e)(3) of the Code, “cessation of employment” or “ceases to be employed” will mean the last business day for which the Corporation’s short-term disability benefit is paid.

4.	Non-Transferability of Option. The Option and this Option Agreement shall not be transferable otherwise than by will or by the laws of descent and distribution; and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or, in the event of the Optionee’s death, by his or her legal representative.

5.	Exercise of Option. The Option shall be exercised in the following manner: the Optionee, or the person(s) having the right to exercise the Option upon the death of the Optionee, shall deliver to the Corporation written notice, in substantially the form of the notice attached hereto, specifying the number of Option Shares which he or she elects to purchase, together with either:

i.	Cash;

ii.	A number of shares of the Corporation's common stock having a fair market value (as of the date of exercise) equal to the price to be paid upon the exercise of the Option; or

iii.	Any combination of cash and shares of the Corporation's common stock, the sum of which equals the total price to be paid upon the exercise of the Option, and the stock purchased shall thereupon be promptly delivered; provided, however, that the Corporation may, in its discretion, require that the Optionee pay to the Corporation, at the time of exercise, any such additional amount as the Corporation deems necessary to satisfy its liability to withhold Federal, state, or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon. The Optionee will not be deemed to be a holder of any shares pursuant to exercise of the Option until the date of the issuance of a stock certificate to him or her for such shares and until the shares are paid for in full.

6.	Change of Control. If any of the change in control events described in Section 11 of the Plan occur, all Options shall fully vest as provided in Section 11; any Options that vest as a result of the execution of an agreement described in clause (a) of the second sentence of the third paragraph of Section 11 shall remain fully vested upon consummation of the described transaction and , in the case of an event described in clause (b) or (c) of said sentence, the full vesting shall occur upon occurrence of the described event.

7.	Notices. Any notice required or permitted under this Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at his address herein above set forth or such other address as he or she may designate in writing to the Corporation.

8.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.	Governing Law. This Option Agreement shall be governed by and construed according to the laws of the State of Pennsylvania.

10.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement are subject to all terms and conditions of the Plan.

11.	Amendments. This Option Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, provided that no such amendment or modification shall be made which would cause the option to fail to continue to qualify as an "incentive stock option."

IN WITNESS WHEREOF, the parties have executed this Option Agreement on the day and year first above written.

By

Charles H. Updegraff, Jr., Chairman, President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Citizens & Northern Corporation 1995 Stock Incentive Plan herein incorporated by reference.

Optionee – «name»

Signed in duplicate - one set to Optionee - Return one to Corporation